Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF NOVEMBER 21, 2011

AMONG

CARPENTER FUND MANAGER GP, LLC

MANHATTAN BANCORP

BANK OF MANHATTAN, N.A.

CGB HOLDINGS, INC.

AND

PROFESSIONAL BUSINESS BANK

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ARTICLE VI CONDITIONS TO CONSUMMATION OF THE TRANSACTION		53

6.01	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	53

6.02	Conditions to Obligations of CGBH, PBB and Fund Manager	53

6.03	Conditions to Obligation of MNHN and Manhattan	54

ARTICLE VII TERMINATION		55

7.01	Termination	55

7.02	Liabilities and Remedies; Liquidated Damages	57

ARTICLE VIII MISCELLANEOUS		58

8.01	Survival	58

8.02	Waiver; Amendment	58

8.03	Counterparts	58

8.04	Governing Law	59

8.05	Expenses	59

8.06	Notices	59

8.07	Entire Understanding; No Third-Party Beneficiaries	60

8.08	Severability	60

8.09	Enforcement of the Agreement	60

8.10	Interpretation	60

8.11	Assignment	61

8.12	Alternative Structure	61

EXHIBIT A -	CGBH MERGER AGREEMENT
EXHIBIT B -	BANK MERGER AGREEMENT

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This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 21, 2011, is made by and among Carpenter Fund Manager GP, LLC, a Delaware limited liability company (“Fund Manager”), Manhattan Bancorp, a California corporation (“MNHN”), Bank of Manhattan, N.A., a national banking association headquartered in El Segundo, California (“Manhattan”), CGB Holdings, Inc., a Delaware corporation (“CGBH”), and Professional Business Bank, a California chartered commercial bank headquartered in Pasadena, California (“PBB”).

RECITALS

A.            MNHN is the record and beneficial owner of 100% of the issued and outstanding capital stock of Manhattan.

B.            CGBH is the record and beneficial owner of approximately 92% of the issued and outstanding PBB Common Stock.

C.            Fund Manager is the general partner of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively, the “Fund”).  The Fund is the record and beneficial owner of 100% of the issued and outstanding CGBH Common Stock and the record and beneficial owner of approximately 44% of the issued and outstanding MNHN Common Stock.

D.            As a preliminary manner, CGBH will merge with and into PBB (the “CGBH Merger”).

E.             Following the CGBH Merger, the parties hereto wish to provide for the terms and conditions of a business combination in which, in exchange for the merger consideration as set forth herein, PBB will be merged with and into Manhattan with Manhattan as the surviving entity (the “Bank Merger”).

F.             The parties intend that the transactions set forth in this Agreement be treated for federal income tax purposes as a reorganization described in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

G.            The respective Boards of Directors of CGBH, MNHN, Manhattan and PBB, as well as the manager or managing member of the Fund Manager, have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01         Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.05.

“Affiliate” of any Person or entity, except where the context otherwise requires, means any shareholder or Person or entity controlling, controlled by under common control with such Person or entity, or any director, officer or key executive of such entity, or any individual related to such a Person by blood, marriage or adoption.  For purposes of this definition, “control,” when used with respect to any Person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agreement” means this Agreement and Plan of Merger and Reorganization, as amended or modified from time to time in accordance with Section 8.02.

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning set forth in Section 2.03(b).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Book Value Per Share of the MNHN Common Stock” means the book value of a share of MNHN Common Stock as of the end of the month preceding the month in which the Closing Date occurs determined in accordance with GAAP, but without including any Transaction Expenses.

“Book Value Per Share of the PBB Common Stock” means the book value of a share of PBB Common Stock as of the end of the month preceding the month in which the Closing Date occurs determined in accordance with GAAP, but without including any Transaction Expenses.

“Burdensome Condition” has the meaning set forth in Section 7.01(e).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Credit Agreement” means the Credit Agreement, dated July 25, 2011, among Fund Manager, MNHN and the lenders listed therein, as amended by an Amendment to Credit Agreement dated November 21, 2011.

“CGBH” has the meaning set forth in the preamble to this Agreement.

“CGBH Common Stock” means the issued and outstanding common stock of CGBH.

“CGBH Merger” has the meaning set forth in the recitals to this Agreement.

“CGBH Merger Agreement” has the meaning set forth in Section 2.03(a).

“CGBH Merger Effective Time” has the meaning set forth in Section 2.03(a).

“CGCL” means the California General Corporation Law, as amended.

“Closing” has the meaning set forth in Section 6.01.

“Closing Date” means the date on which the Effective Time occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.04(c).

“Consents” has the meaning set forth in Section 5.08.

“Consent Fees” has the meaning set forth in Section 5.08.

“Control Transaction” means the acquisition by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, of a majority of the voting power of the outstanding securities of a party hereto or all or substantially all of the assets of a party hereto.

“D&O Insurance” has the meaning set forth in Section 5.12(b).

“Derivatives Contracts” has the meaning set forth in Section 4.02(t)(ii).

“Determination Date” shall be the last day of the month preceding the month in which the Closing Date occurs.

“DFI” means the California Department of Financial Institutions.

“Disclosure Schedule” has the meaning set forth in Section 4.01.

“Dissenting Shares” has the meaning set forth in Section 2.05(d).

“DOL” has the meaning set forth in Section 4.02(p)(i).

“Effective Time” has the meaning set forth in Section 2.03(b).

“Environmental Laws” has the meaning set forth in Section 4.02(r).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.02(p)(iii).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.05(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-4” has the meaning set forth in Section 5.06(a).

“Fund” has the meaning set forth in the recitals to this Agreement.

“Fund Manager” has the meaning set forth in the preamble to this Agreement.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, including, without limitation, the DFI, FDIC, Federal Reserve Board, FINRA and the OCC.

“Hazardous Substance” has the meaning set forth in Section 4.02(r).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Insurance Policies” has the meaning set forth in Section 4.02(z).

“IRS” has the meaning set forth in Section 4.02(p)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 3.01(t).

“Manhattan” has the meaning set forth in the preamble to this Agreement.

“Manhattan Articles” means the Articles of Association of Manhattan, as amended.

“Manhattan Board” means the Board of Directors of Manhattan.

“Manhattan Bylaws” means the Bylaws of Manhattan, as amended.

“Manhattan Loan Property” has the meaning set forth in Section 4.03(q).

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (i) is material and adverse to the financial condition, assets, deposits, results of operations, prospects or business of such party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of California, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party expressly required by the terms of this Agreement or taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) the public announcement or consummation of the transactions contemplated hereby; (G) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measure of financial performance to be achieved in the future (but not including any underlying causes thereof); (H) changes in the market price of such party’s common stock; or (I) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.02(n)(i).

“MCM Extraordinary Transaction” has the meaning set forth in Section 5.05.

“MNHN” has the meaning set forth in the preamble to this Agreement.

“MNHN Articles” means the Articles of Incorporation of MNHN, as amended.

“MNHN Benefit Plan” has the meaning set forth in Section 4.03(p)(i).

“MNHN Board” means the Board of Directors of MNHN.

“MNHN Board Recommendation” has the meaning set forth in Section 5.06(b).

“MNHN Bylaws” means the Bylaws of MNHN, as amended.

“MNHN Common Stock” means the common stock of MNHN.

“MNHN Employees” has the meaning set forth in Section 4.03(p)(i).

“MNHN Equity Awards” means options or restricted stock awards issued under the MNHN Equity Plans.

“MNHN Equity Plans” means the 2007 Stock Option Plan and 2010 Equity Incentive Plan of MNHN.

“MNHN Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of MNHN as of December 31, 2010 and 2009 and the consolidated statements of operations, stockholder’s equity and cash flows (including related notes and schedules, if any) of MNHN for each of the three years ended December 31, 2010 and 2009, (ii) the consolidated statements of financial condition (including related notes and schedules, if any) of MNHN as of September 30, 2011 and the consolidated statements of operations, stockholder’s equity and cash flows (including related notes and schedules, if any) of MNHN for the nine months ended September 30, 2011, and (iii) the consolidated statements of financial condition of MNHN (including related notes and schedules, if any) and the consolidated statements of operations, stockholder’s equity and cash flows (including related notes and schedules, if any) of MNHN with respect to the monthly, quarterly and annual periods ending subsequent to September 30, 2011.

“MNHN Shareholders Meeting” has the meaning set forth in Section 5.06(b).

“MNHN Subsidiary” means each Subsidiary of MNHN.

“MNHN Tax Affiliate” has the meaning set forth in Section 4.03(r)(xvii).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“Party” means Fund Manager, MNHN, Manhattan, CGBH and PBB.

“PBB” has the meaning set forth in the preamble to this Agreement.

“PBB Articles” means the Articles of Incorporation of PBB, as amended.

“PBB Benefit Plan” or “PBB Benefit Plans” has the meaning set forth in Section 4.02(p)(i).

“PBB Board” means the Board of Directors of PBB.

“PBB Bylaws” means the Bylaws of PBB, as amended.

“PBB Common Stock” means the common stock of PBB.

“PBB Employees” has the meaning set forth in Section 4.02(p)(i).

“PBB Equity Awards” means options or restricted stock awards issued under the PBB Equity Plans.

“PBB Equity Plans” means the 2009 Stock Option Plan of California General Bank and the 2011 Equity Incentive Plan of PBB.

“PBB Financial Statements” means (i) the audited statements of financial condition (including related notes and schedules, if any) of PBB as of December 31, 2010 and 2009 and the statements of operations, stockholder’s equity and cash flows (including related notes and schedules, if any) of PBB for each of the three years ended December 31, 2010 and 2009, (ii) the statements of financial condition (including related notes and schedules, if any) of PBB as of September 30, 2011 and the statements of operations, stockholder’s equity and cash flows (including related notes and schedules, if any) of PBB for the nine months ended September 30, 2011, and (iii) the statements of financial condition of PBB (including related notes and schedules, if any) and the statements of operations, stockholder’s equity and cash flows (including related notes and schedules, if any) of PBB with respect to the monthly, quarterly and annual periods ending subsequent to September 30, 2011.

“PBB Loan Property” has the meaning set forth in Section 4.02(r).

“PBB Shareholders Meeting” has the meaning set forth in Section 5.06(b).

“PBB Tax Affiliate” has the meaning set forth in Section 4.02(s)(xviii).

“Pension Plan” has the meaning set forth in Section 4.02(p)(ii).

“Per Share Merger Consideration” has the meaning set forth in Section 2.05(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Pre-Merger Period” has the meaning set forth in Section 4.02(s)(xviii).

“Previously Disclosed” with regard to a Party means information set forth in its Disclosure Schedule; provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

“Proxy Statement” has the meaning set forth in Section 5.06.

“Representatives” has the meaning set forth in Section 5.05.

“Requisite Shareholder Approval” means the approval of the Agreement and Bank Merger by a majority of the outstanding shares of MNHN Common Stock.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Sponsored Entity” shall have the meaning set forth in Section 3.01(s).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 7.01(f)(i).

“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” shall have the meaning set forth in Section 7.02(b).

“Transaction Expenses” means the expenses of MNHN, Manhattan, and PBB related to the transactions contemplated by this Agreement, inclusive of all investment banking, financial advisory, finders, brokers, placement agent, permit, registration, legal, accounting, all loan and other third-party due diligence, printing, mailing, employee severance, change-in-

control, accelerated benefit or similar payments and data processing termination or conversion costs, and including insurance premium costs incurred under Section 5.12(b) and Consent Fees.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

ARTICLE II

THE BANK MERGER AND RELATED MATTERS

2.01         Bank Merger; Surviving Entity.

(a)           The Bank Merger.  As soon as practicable following the CGBH Merger, subject to the terms and conditions of this Agreement, and pursuant to the provisions of the National Bank Act and the rules and regulations of the OCC at the Effective Time, PBB shall be merged with and into Manhattan with Manhattan as the surviving entity.

(b)           Surviving Entity.  Upon the consummation of the Bank Merger, the separate corporate existence of PBB shall cease and Manhattan shall continue as the surviving entity under the laws of the United States.  From and after the Effective Time, Manhattan, as the surviving entity of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Manhattan and PBB.  The Parties presently intend that some or all of the former offices of PBB will continue to be operated under the “Professional Business Bank” name as a division of Manhattan to the extent permitted by applicable law.

(c)           Articles of Association and Bylaws of the Surviving Entity.  The Articles of Association and Bylaws of Manhattan, as in effect immediately prior to the Effective Time, shall be the Articles of Association and Bylaws of Manhattan, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law.

(d)           Principal Office.  The location of the principal office of Manhattan, as the surviving entity of the Bank Merger, shall be 2141 Rosecrans Avenue, Suite 1160, El Segundo, California 90245, until changed in accordance with applicable law.

(e)           Directors and Officers of the Surviving Entity.  The directors and officers of Manhattan immediately prior to the Effective Time shall be the directors and officers of Manhattan, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

(f)            Directors and Officers of MNHN.  Immediately following the Effective Time, the Board of Directors of MNHN shall take such action as may be necessary to appoint such directors selected by the PBB Board and approved by the Fund Manager to the Board of MNHN.

2.02         The CGBH Merger; Surviving Entity.

(a)           The CGBH Merger.  Subject to the terms and conditions of this Agreement, in accordance with the CGCL, prior to the Effective Time, CGBH shall merge into PBB with PBB as the surviving entity.

(b)           Surviving Entity.  Upon consummation of the CGBH Merger, the separate corporate existence of CGBH shall terminate.  From and after the CGBH Merger, PBB as the surviving entity of the CGBH Merger, shall possess all the properties and rights and be subject to all the liabilities and obligations of CGBH and PBB.

(c)           Articles and Bylaws of Surviving Entity.  The Articles of Incorporation and Bylaws of PBB, as in effect immediately prior to the CGBH Merger, shall be the Articles of Incorporation and Bylaws of PBB, as the surviving entity in the CGBH Merger, until either is thereafter amended in accordance with applicable law.

(d)           Principal Office.  The location of the principal office of PBB as the surviving entity of the CGBH Merger shall be 2700 East Foothill Boulevard, Suite 200, Pasadena, California 91107.

(e)           Directors and Officers of Surviving Entity.  The officers and directors of PBB immediately prior to the CGBH Merger Effective Time shall be the officers and directors of PBB, as the surviving entity of the CGBH Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

(f)            Effect of CGBH Merger.  In connection with the CGBH Merger, each share of CGBH Common Stock outstanding immediately prior to the CGBH Merger shall be converted into one share of PBB Common Stock and all the shares of common stock of PBB owned by CGBH immediately prior to the CGBH Merger shall be canceled without consideration. As a result of the CGBH Merger, immediately upon the CGBH Merger Effective Time, the shareholders of CGBH immediately before the CGBH Merger Effective Time shall become the shareholders of PBB immediately, and each share of PBB Common Stock shall, without any action on the part of holders of PBB Common Stock, represent one share of PBB Common Stock.

(g)           Stock Split.  Prior to the CGBH Merger Effective Time, CGBH shall take such action as may be necessary to split or reconstitute the number of outstanding shares of CGBH Common Stock to equal the number of outstanding shares of PBB Common Stock owned by CGBH.

2.03         Filing of Merger Agreements.  (a)   The CGBH Merger.  As soon as practicable, but in no event later than the last calendar day of the calendar month in which each of the other conditions to the Bank Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing), or such other date as Manhattan and PBB shall agree, CGBH and PBB will file, or cause to be filed, with the California Secretary of State the Merger Agreement in substantially the form attached hereto as Exhibit A (the “CGBH Merger Agreement”).  The CGBH Merger shall become effective at the time the CGBH Merger Agreement is filed with the California Secretary of State (the “CGBH Merger Effective Time”).

(b)           The Bank Merger.  Following the CGBH Merger Effective Time, Manhattan and PBB will file, or cause to be filed, with the OCC the Bank Merger Agreement in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”), and such certificates and other documents as Manhattan and PBB may deem reasonably necessary or appropriate for the Bank Merger.  The Bank Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the National Bank Act.  The Bank Merger shall become effective at the time requested by Manhattan in connection with the filing of the Bank Merger Agreement with the OCC (the “Effective Time”).

2.04         Conversion of Common Stock and PBB Equity Awards in Bank Merger(a)   PBB Common Stock.  At the Effective Time, each outstanding share of PBB Common Stock shall be converted into the right to receive the Per Share Merger Consideration.

(b)           PBB Equity Awards.  Unless otherwise agreed by the parties hereto, as of the Effective Time, notwithstanding anything to the contrary in the PBB Equity Plans or in any individual award agreement thereunder, by virtue of the Bank Merger and without any action on the part of the holders thereof, each option or restricted stock grant under a PBB Equity Plan that is outstanding immediately prior to the Effective Time (collectively, the “PBB Equity Awards”) shall be converted into an equivalent grant for shares of MNHN Common Stock in accordance with the Exchange Ratio, with a corresponding adjustment in exercise price of each option.  PBB shall not seek to accelerate the vesting of any PBB Equity Awards under the PBB Equity Plans that do not currently accelerate by their own terms without the prior approval of MNHN.

2.05         Per Share Merger Consideration; Exchange Procedures.  (a)   Per Share Merger Consideration.  At the Closing, MNHN shall deliver to an independent exchange agent to be selected by MNHN and reasonably acceptable to PBB (the “Exchange Agent”) shares of MNHN Common Stock in an amount such that each share of PBB Common Stock may be converted into the right to receive the Per Share Merger Consideration.  The “Per Share Merger Consideration” as of the date hereof, based on the book value per share of the PBB Common Stock and MNHN Common Stock at September 30, 2011, is 1.5740 shares of MNHN Common Stock for each share of PBB Common Stock (the “Exchange Ratio”).  The Exchange Ratio shall be adjusted prior to the Effective Time so that each share of PBB Common Stock shall be converted in the Bank Merger into the right to receive a number of shares of MNHN Common Stock with an aggregate Book Value Per Share of the MNHN Common Stock equal to the Book Value Per Share of the PBB Common Stock as of the Determination Date.

(b)           Exchange of Shares.  MNHN shall prepare a transmittal letter acceptable to PBB and MNHN which shall be mailed to PBB’s shareholders of record as of the date of the Closing Date not later than five Business Days after the Closing Date directing PBB’s shareholders to surrender their PBB share certificates to the Exchange Agent in exchange for the Per Share Merger Consideration.  MNHN or the Exchange Agent shall accept PBB share certificates upon compliance with such reasonable terms and conditions as MNHN or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  PBB share certificates shall be appropriately endorsed or accompanied by such instruments of transfer as MNHN or the Exchange Agent may reasonably require.  Each outstanding PBB share certificate, other than those representing Dissenting Shares, shall until duly surrendered to MNHN or the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

(c)           No Further Rights.  After the Effective Time, holders of PBB share certificates shall cease to have rights with respect to PBB Common Stock or PBB Common Stock previously represented by such PBB share certificates, and their sole rights (other than the holders of PBB share certificates representing Dissenting Shares) shall be to exchange such PBB share certificates for the Per Share Merger Consideration.  After the Effective Time, there shall be no further transfer of PBB share certificates on the records of PBB, and if such PBB share certificates are presented to PBB for transfer, they shall be canceled against delivery of the Per Share Merger Consideration.  Neither MNHN nor the Exchange Agent shall be obligated to deliver any merger consideration pursuant to this Article II to any former holder of PBB Common Stock until such holder surrenders the PBB share certificates as provided herein.  Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of PBB Common Stock represented by any PBB share certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  MNHN and the Exchange Agent shall be entitled to rely upon the stock transfer books of PBB to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any PBB share certificate, MNHN or the Exchange Agent shall be entitled to deposit the Per Share Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(d)           Dissenting Shares.  Any shares of MNHN Common Stock or PBB Common Stock held by a Person who dissents from the Bank Merger in accordance with the provisions of the CGCL shall be herein called “Dissenting Shares.”  Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law.  The Per Share Merger Consideration for any Dissenting Share shall be held by MNHN pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.

ARTICLE III

ACTIONS PENDING THE BANK MERGER

3.01         Mutual Forbearances.  From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction or as Previously Disclosed, without the prior written consent of the other party, neither PBB or CGBH on the one hand, nor MNHN and Manhattan on the other, will or shall permit their respective Subsidiaries to:

(a)           Ordinary Course.  Conduct their respective businesses other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for each other the goodwill of their respective customers and others with whom business relations exist.

(b)           Capital Stock.  Except in connection with the CGBH Merger, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights other than pursuant to stock options previously granted and outstanding as of the date hereof under their respective existing stock option or other equity incentive plan existing on the date hereof, (ii) adjust, split, combine or reclassify any capital stock, or (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c)           Dividends.  Except in connection with the CGBH Merger, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of capital stock.

(d)           Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than in the ordinary course of maintaining the parties’ respective investment portfolios), deposits or properties of any other entity.

(e)           Governing Documents.  Amend its Articles, the Bylaws or any of its governing documents or, except for the CGBH Merger in the case of PBB and CGBH, enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(f)            Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(g)           Adverse Actions.  Take any action: (i) that is intended or may reasonably be expected to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied or (ii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(h)           Compensation; Employment Agreements; Etc.  Enter into or renew or, except as otherwise provided herein, amend any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any director, officer or employee of any Party or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, and (iii) any compensation paid by Manhattan to mortgage loan officers.

(i)            Hiring.  Hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii)

to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the employing party, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or consummation thereof.

(j)            Benefit Plans.  Except as set forth in this Agreement, enter into, establish, adopt, amend or terminate, or make any contributions to any Benefit Plan, or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed.

(k)           Dispositions.  Other than dispositions of OREO, sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties in a transaction outside the ordinary course of business consistent with past practice that (i) individually is greater than $50,000 or (ii) together with all other such transactions is greater than $100,000; provided, however, no such transactions shall be permitted with an Affiliate of a Party, except as Previously Disclosed, and except that mortgage transfers or mortgage securities transfers by any MNHN Subsidiaries shall be permitted.  In addition, the foregoing restrictions will not apply to any sale or other disposition of a classified asset owned by PBB at a value at or above its book value as of the date hereof; provided, Manhattan is given at least 24 hours notice prior to PBB’s entering into a binding agreement to sell such asset of the material proposed terms of such and given the opportunity to express its views respecting the transaction.

(l)            Capital Expenditures.  Make any capital expenditures other than as Previously Disclosed and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(m)          Contracts.  Except as otherwise permitted under this Agreement, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(n)           Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which PBB is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by PBB of an amount which exceeds $50,000 and/or would impose any material restriction on the business of PBB or create precedent for claims that are reasonably likely to be material to PBB.

(o)           Banking Operations.  Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies in any material respect, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(p)           Marketing.  Introduce any material new marketing campaigns or any new sales compensation or incentive programs or arrangements.

(q)           Derivatives Contracts.  Enter into any Derivatives Contract, except in connection with the customary hedging and management by Manhattan and its affiliates of its mortgage pipeline and mortgage and mortgage securities portfolio.

(r)            Indebtedness.  Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, Federal Home Loan Bank advances, or cash management accounts, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(s)           Investment Securities.  (i)  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (A) Equity Investment, or (B) debt security other than in the ordinary course of business consistent with past practice; provided, that such restriction shall not apply to any debt investment, including any mortgage-related security, acquired by any MNHN Subsidiary in a riskless principal capacity, or by any limited partnership, limited liability company, business trust or similar entity sponsored and managed or advised by a MNHN Subsidiary (a “Sponsored Entity”) consistent with the investment parameters of such Sponsored Entity, or the maintaining of any Equity Investment by a MNHN Subsidiary in any Sponsored Entity.

(t)            Loans.  (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated by any Party or MNHN Subsidiary (collectively, “Loans”) in a manner that is inconsistent with the ordinary course of business of such Party or inconsistent with such Party’s lending policies and procedures in effect as of the date of this Agreement; or (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above.

(u)           Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v)           Tax Elections.  Except as expressly contemplated by this Agreement, make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(w)          Antitakeover Statutes.  Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x)            Inter-company Transactions.  Except for the CGBH Merger and the payment of principal and interest on pre-existing obligations as Previously Disclosed, enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than a bank or other company that is an Affiliate of Fund Manager.

(y)           Interest on Deposits.  Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices.

(z)            Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything to the contrary contained herein, the provisions of Section 3.01 shall not apply to any actions undertaken by Manhattan Capital Markets LLC and its Subsidiaries in connection with an MCM Extraordinary Transaction, provided that such transaction does not or could not be reasonably expected to have a Material Adverse Effect on MNHN or Manhattan or the residential mortgage business conducted by Manhattan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01         Disclosure Schedules.  On or prior to the date hereof, CGBH and PBB have delivered to Manhattan and MNHN and Manhattan have delivered to PBB a schedule (each a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 or 4.03 or to one or more of its covenants contained in Article III or Article V; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

4.02         Representations and Warranties of CGBH and PBB.  Subject to Sections 4.01, CGBH and PBB hereby represent and warrant to MNHN and Manhattan as follows:

(a)           Organization, Standing and Authority.  PBB is duly organized and validly existing as a California banking corporation under the laws of the State of California.  PBB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PBB.  PBB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.  The deposit accounts of PBB are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and PBB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.  The copies of the PBB Articles and PBB Bylaws and the similar organizational documents of PBB which have previously been made available to Manhattan are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of PBB contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of their respective boards of directors), as well as the shareholders of PBB through the date hereof.

(b)           PBB Capital Stock.  The authorized capital stock of PBB consists of 20,000,000 shares of PBB Common Stock, of which 4,513,501 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of PBB preferred stock of which no shares outstanding.  As of the date hereof, no shares of PBB Common Stock were held in treasury by PBB or otherwise directly or indirectly owned by PBB.  The outstanding shares of PBB Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of PBB Common Stock have been issued in violation of the preemptive rights of any Person.  As of the date hereof, PBB had reserved for future issuance 427,153 shares of PBB Common Stock under the PBB Equity Plans for the benefit of employees and directors of PBB pursuant to which PBB Equity Awards covering 210,917 shares of PBB Common Stock are outstanding, including restricted stock awards that are subject to various forfeiture or vesting requirements covering 102,758 shares of PBB Common Stock, which shares have not been issued but will be issued following the date hereof subject to the forfeiture and vesting requirements of such awards.  Except as set forth in this Section, there are no shares of PBB Common Stock reserved for issuance, there are no Rights issued or outstanding with respect to PBB Common Stock and PBB does not have any commitment to authorize, issue or sell any PBB Common Stock or Rights.  No bonds or debentures have been issued by PBB.  The Disclosure Schedule sets forth with respect to all PBB Equity Awards outstanding, the name of the holder of each such option, the date of grant of, number of shares represented by, exercise price, vesting schedule and expiration of, each such option.

(c)           Organization, Standing and Authority.  CGBH is a Delaware corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  PBB is a duly organized and validly existing national banking association organized under the laws of the United States.  Each of CGBH and PBB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair its ability to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.  Each of CGBH and PBB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(d)           CGBH Capital Stock.  The authorized capital stock of CGBH consists of 750,000 shares of CGBH Common Stock, of which 357,500 shares were issued and outstanding as of the date hereof, and 100,000 shares of preferred stock of which no shares are outstanding.  As of the date hereof, no shares of CGBH Common Stock were held in treasury by CGBH or otherwise directly or indirectly owned by CGBH.  The outstanding shares of CGBH Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CGBH Common Stock have been issued in violation of the preemptive rights of any Person.  There are no shares of CGBH Common Stock reserved for issuance, there are no Rights issued or outstanding with respect to CGBH Common Stock and CGBH does not have any commitment to authorize, issue or sell any CGBH Common Stock or Rights other than warrants to purchase 112,500 shares of CGBH Common Stock which CGBH shall cause to be cancelled prior to the CGBH Merger Effective Time.  No bonds or debentures have been issued by CGBH.

(e)           Subsidiaries.  Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and stock in the FHLB, PBB does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.  CGBH owns 4,136,667 shares of PBB Common Stock representing approximately 92% of the total outstanding shares of PBB Common Stock, and options to purchase an additional 13,400 shares of PBB Common Stock.

(f)            Corporate Power.  PBB and CGBH each have the corporate power and authority to carry on their respective businesses as now being conducted and to own all of their properties and assets; and CGBH and PBB each have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(g)           Corporate Authority.  Subject to the approval of the shareholders of CGBH and PBB of the CGBH Merger and the shareholders of PBB, Manhattan and MNHN of the Bank Merger, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of CGBH and PBB on or prior to the date hereof and will remain in full force and effect through the Closing.  No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby.  PBB and CGBH have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by MNHN and Manhattan, this Agreement is a valid and legally binding obligation of PBB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(h)           Regulatory Approvals; No Defaults.

(i)            No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CGBH or PBB in connection with the execution, delivery or performance by CGBH or PBB of this Agreement or to consummate the transactions contemplated hereby, except as Previously Disclosed and except for filings of applications or notices with, and approvals or waivers by, the DFI and FDIC, in connection with the CGBH Merger, and the OCC in connection with the Bank Merger.  The Federal Reserve Board must also approve the acquisition of additional shares of MNHN by the Fund and Fund Manager in connection with the Bank Merger.

(ii)           Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CGBH and PBB, and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CGBH or PBB or to which PBB or CGBH or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PBB Articles or the PBB Bylaws or comparable charter documents of CGBH or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(i)            No Conflict.  The execution and delivery by CGBH and PBB of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the PBB Articles or PBB Bylaws, the comparable charter documents of CGBH, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Entity and receipt of the requisite  shareholder approvals) and (B) except as set forth in Section 4.02(g) of the Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any debt instrument, lease, license, covenant, agreement or understanding to which PBB or any of its Subsidiaries or CGBH is a party or by which any of them is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which PBB or any of its Subsidiaries or CGBH is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of PBB or any of its Subsidiaries or CGBH, that could be reasonably expected to have a Material Adverse Effect on PBB.

(j)            Financial Statements; Material Adverse Effect.

(i)            PBB has previously delivered or made available to Manhattan accurate and complete copies of the PBB Financial Statements.  The statements of financial condition of PBB as of December 31, 2010 and the statements of operations, stockholders’ equity and cash flows for each of the year ended December 31, 2010 are accompanied by the audit report of McGladrey & Pullen, LLP.  The statements of financial condition of PBB as of December 31, 2009 and the statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2009 are accompanied by the audit report of Hutchinson Bloodgood LLP.  The PBB Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, the financial condition of PBB as of the respective dates set forth therein, and the results of operations, changes in stockholders’ equity and cash flows of PBB for the respective periods or as of the respective dates set forth therein.

(ii)           The PBB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.  The audits of PBB have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii)          Except as Previously Disclosed, since January 1, 2011, PBB has not incurred any liability other than in the ordinary course of business consistent with past practice.

(iv)          Except as Previously Disclosed, since January 1, 2011, (A) PBB has conducted its business in the ordinary and usual course consistent with past practice, (B) PBB has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 3.01 hereof between December 31, 2010 and the date hereof, and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to PBB.

(v)           Except as Previously Disclosed, no agreement pursuant to which any loans or other assets have been or shall be sold by PBB entitled the buyer of such loans or other assets, to cause PBB to repurchase such loan or other asset or the buyer to pursue any other form of recourse against PBB.  All cash, stock or other dividends or any other distribution with respect to the capital stock of PBB that has been declared, set aside or paid since December 31, 2010 has been Previously Disclosed.  Since December 31, 2010, no shares of capital stock of PBB have been purchased, redeemed or otherwise acquired, directly or indirectly, by PBB and no agreements have been made by PBB to do any of the foregoing.

(k)           Legal Proceedings.  Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CGBH or PBB, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to PBB or CGBH, and, to the knowledge of PBB and CGBH, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.  None of PBB or CGBH, or any of their properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to PBB.

(l)            Regulatory Matters.

(i)            CGBH and PBB have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed by them under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and CGBH and PBB have previously delivered or made available to Manhattan accurate and complete copies of all such reports.  Except as Previously Disclosed, in connection with the most recent examination of PBB by the appropriate Governmental Authorities, PBB was not required to correct or change any action, procedure or proceeding which PBB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on PBB.

(ii)           Neither PBB nor its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with,

or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PBB adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  PBB has paid all assessments made or imposed by any Governmental Authority.

(iii)          Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2010 or has pending any proceeding, enforcement action or, to the knowledge of PBB, investigation or inquiry into the business, operations, policies, practices or disclosures of PBB (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PBB), or, to the knowledge of PBB, threatened any of the foregoing.

(iv)          The most recent regulatory rating given to PBB as to compliance with the Community Reinvestment Act is “Satisfactory.”  Since the last regulatory examination of PBB with respect to Community Reinvestment Act compliance, PBB has not received any complaints as to Community Reinvestment Act compliance.

(m)          Compliance With Laws.  Except as Previously Disclosed, each of PBB and CGBH:

(i)            is and at all times since December 31, 2010 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)           has and at all times since December 31, 2010 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain such item or take such action could not be reasonably expected to have a Material Adverse Effect on PBB; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of PBB, no suspension or cancellation of any of them is threatened;

(iii)          has not received, since December 31, 2010, any notification or communication from any Governmental Authority (A) asserting that PBB is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of PBB, do any grounds for any of the foregoing exist).

(iv)          has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, (y) has designed disclosure controls and procedures to ensure that material information is made known to the management of PBB on no less than a quarterly basis, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls; and

(v)           has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.

(n)           Material Contracts; Defaults.

(i)            Except as Previously Disclosed, PBB is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants that cannot be terminated at will by PBB upon thirty (30) days written notice and without a payment in excess of $50,000, (B) which would entitle any present or former director, officer, employee or agent of PBB to indemnification from PBB, other than as provided under applicable law or pursuant to bylaw provisions, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of PBB, (H) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (J) which provides for the payment by PBB of payments upon a change of control thereof, (K) which is a lease for any real or material personal property owned or presently used by PBB, (L) which materially restricts the conduct of any business by PBB or limits the freedom of PBB to engage in any line of business in any geographic area (or would so restrict PBB after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires PBB to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits PBB to do, any of the foregoing (collectively, “Material Contracts”).

(ii)           Each Material Contract is valid and binding on PBB and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of PBB, is valid and binding on the other parties thereto.  Neither PBB, nor, to the knowledge of PBB, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by PBB is currently outstanding.

(iii)          All outstanding loans from PBB to its officers and directors or officers and directors of its Affiliates have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(o)           No Brokers.  Other than PBB’s engagement of D. A. Davidson & Company, no action has been taken by PBB that would give rise to any valid claim against any party hereto for a brokerage commission, advisory or investment banking fees, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(p)           Employee Benefit Plans.

(i)            All benefit and compensation plans, agreements, programs, policies and arrangements covering current or former employees of PBB (the “PBB Employees”) and current or former directors or independent contractors of PBB including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “PBB Benefit Plans”), have been Previously Disclosed to Manhattan.  True and complete copies of (A) all PBB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any PBB Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each PBB Benefit Plan; (C) for each PBB Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or prototype plan sponsor IRS opinion letter upon which PBB may rely) for each PBB Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each PBB Benefit Plan; (F) the most recent actuarial report, if any relating to each PBB Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each PBB Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Manhattan.

(ii)           Each PBB Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PBB Benefit Plan is maintained.  Each PBB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (or may rely upon a prototype plan sponsor IRS opinion letter), and PBB is not aware of any circumstances likely to result in revocation of any such favorable determination letter (or loss of reliance upon any such prototype plan sponsor IRS opinion letter) or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  PBB has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a PBB Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such PBB Benefit Plan.  There is no material pending or, to PBB’s knowledge, threatened litigation relating to the PBB Benefit Plans.  PBB has not engaged in a transaction with respect to any PBB Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  There are no matters pending before the IRS, DOL or other governmental agency with respect to any PBB Benefit Plan.  No PBB Benefit Plan or related trust is now, or within the past three years has been, the subject of an audit, investigation or examination by a Governmental Authority.

(iii)          No PBB Benefit Plan is subject to Title IV of ERISA, and PBB has not incurred, and does not expect to incur, any liability under Title IV of ERISA with respect to any ongoing, frozen or terminated Pension Plan, currently or formerly maintained by PBB or by any entity that is considered one employer with PBB under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  PBB has not incurred, and does not expect to incur, any liability with respect to any multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on obligations of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby.  There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)          All contributions required to be made under the terms of each PBB Benefit Plan have been timely made.  No Pension Plan of any ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and neither PBB nor any ERISA Affiliate has an outstanding funding waiver.  PBB has not provided, and is not required to provide, security to any Pension Plan, including any Pension Plan of an ERISA Affiliate, pursuant to Section 401(a)(29) of the Code.

(v)           PBB has no obligations for retiree health and life benefits under any PBB Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  PBB may amend or terminate any such PBB Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder.  No event or condition exists with respect to a PBB Benefit Plan that could subject PBB to a material tax under Section 4980B of the Code.

(vi)          Except as Previously Disclosed, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any PBB Employee or any current or former director or independent contractor of PBB to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the PBB Benefit Plans, (C) result in any breach or violation of, or a default under, any of the PBB Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (E) result in any payment or portion of any payment that would not be deductible by PBB under Section 162(m) of the Code when paid, or (F) require any payment of or relating to any tax obligation of any PBB Employee or any current or former director or independent contractor of PBB.

(vii)         All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each PBB Benefit Plan.  All required tax filings with respect to each PBB Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)        No PBB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)           Each PBB Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies with the documentary requirements of, and has been operated in compliance with, Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(q)           Labor Matters.  PBB is neither a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PBB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PBB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to PBB’s knowledge, threatened, nor is PBB aware of any activity involving PBB’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  PBB has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(r)            Environmental Matters.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on PBB, any liability or obligation arising under any Environmental Laws pending or, to the knowledge of PBB, threatened against PBB, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on PBB.  To the knowledge of PBB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PBB.  PBB is in compliance in all material respects with applicable Environmental Laws.  To PBB’s knowledge, no real property

(including buildings or other structures) currently or formerly owned or operated by PBB, or any property in which PBB has held a security interest, Lien or a fiduciary or management role (“PBB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to PBB.  PBB could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any PBB Loan Property or any property of PBB which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to PBB.  PBB has no liability for any Hazardous Substance disposal or contamination on any third party property.  Neither PBB nor, to PBB’s knowledge, any Person whose liability PBB has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  PBB is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To PBB’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving PBB, any currently or formerly owned or operated property, any PBB Loan Property, or, to PBB’s knowledge, any Person whose liability PBB has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against PBB, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any PBB Loan Property or property of PBB.  PBB has provided to MNHN true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to PBB and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(s)           Tax Matters.

(i)            PBB and CGBH have timely filed all Tax Returns, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities required to have been filed, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii)           All Taxes required to be paid or remitted by PBB or CGBH on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the PBB Financial Statements in accordance with GAAP.

(iii)          PBB and CGBH and their officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv)          PBB and CGBH have not waived any statute of limitations in respect of their Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)           To PBB’s and CGBH’s knowledge, PBB and CGBH and their Subsidiaries have not engaged in any transaction that would constitute a “tax shelter,” a “reportable transaction” or any transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Sections 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes.

(vi)          No position has been taken on any Tax Return with respect to the business or operations of PBB or CGBH for a taxable year or period for which the assessment of any Taxes with respect thereto has not expired, that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of PBB or CGBH.

(vii)         The unpaid Taxes of PBB and CGBH (a) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on their balance sheets dated September 30, 2011 and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PBB and CGBH in filing their Tax Returns.

(viii)        PBB and CGBH are not currently the beneficiary of any extension of time within which to file any Tax Returns.

(ix)           There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PBB and CGBH or any Subsidiary.

(x)            No Tax actions by any Governmental Authority are pending or being conducted with respect to PBB or CGBH or any Subsidiary.

(xi)           PBB and CGBH have not received from any taxing authority (including jurisdictions in which they have has not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters or (c) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against CGBH or PBB.

(xii)          Except as Previously Disclosed, PBB and CGBH are not a party to or bound by any tax sharing agreement.

(xiii)         PBB has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is CGBH.

(xiv)        PBB is not currently liable, nor does PBB have any potential liability, for the Taxes of another Person (other than PBB) (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xv)         PBB and CGBH have never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xvi)        PBB and CGBH have not been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvii)       PBB has not made and will not make any distributions with respect to or in redemption of PBB capital stock except as contemplated by the CGBH Merger in contemplation of the Bank Merger or during the period beginning with the commencement of negotiations (whether formal or informal) between MNHN and its Affiliates and PBB and its Affiliates regarding the Bank Merger and ending at the Effective Time (the “Pre-Merger Period”).  Neither PBB nor any person related to PBB within the meaning of Treasury Regulation Sections 1.368-1(e)(4) (a “PBB Tax Affiliate”) nor any partnership in which PBB or an PBB Tax Affiliate is a partner has purchased, redeemed, or otherwise acquired, or made any distributions with respect to, any PBB capital stock prior to or in contemplation of the Bank Merger, or otherwise, as part of a plan of which the Bank Merger is a part.

(xviii)      Immediately after the Bank Merger, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by PBB immediately prior to the Bank Merger will continue to be held by Manhattan after the Bank Merger.  For the purpose of this representation, the following assets of PBB will be treated as property held by PBB immediately prior to the Bank Merger but not held by Manhattan subsequent to the Bank Merger: (i) assets disposed of by PBB (other than assets sold to unrelated third parties for fair market value) prior to the Bank Merger and in contemplation thereof (including without limitation any asset disposed of, other than in the ordinary course of business, pursuant to a plan or intent existing during the Pre-Merger Period); (ii) assets used by PBB prior to the Effective Time to pay other expenses or liabilities incurred in connection with the Bank Merger; (iii) assets used to make payments in lieu of fractional shares or pursuant to the exercise of appraisal rights, and (iv) assets used to make distributions, redemptions or other payments in respect of the PBB capital stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Bank Merger, that are related thereto, or that are made during the Pre-Merger Period.

(xix)         Neither CGBH nor PBB is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(t)            Risk Management Instruments.

(i)            PBB is not a party to, nor has it agreed to enter into, a Derivatives Contract.

(ii)           “Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(u)           Loans; Nonperforming and Classified Assets.

(i)            Each Loan on the books and records of PBB was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of PBB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)           PBB has Previously Disclosed with respect to itself as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of PBB, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by PBB, or an applicable regulatory authority (it being understood that no representation is being made that the DFI or FDIC would agree with the loan classifications established by PBB); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of PBB or an Affiliate of PBB.

(v)           Properties.  All real property owned or leased by PBB and used by it for its branch operations, or otherwise used by it in the conduct of its business or otherwise owned by it, has been Previously Disclosed.  With respect to such real property that is owned by PBB, PBB has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to MNHN, (iii) survey imperfections set forth in surveys of such properties delivered to MNHN or (iv) as Previously Disclosed.  With respect to such real property that is leased by PBB, PBB has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof), PBB has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to MNHN, any such lease is in full force and effect and will not lapse or terminate prior to the Effective Time, neither PBB nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enjoyable obligations of the parties thereto, the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained, and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, PBB has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that PBB’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided PBB is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods.  All real and personal property owned by PBB or presently used by it in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  PBB has good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent or (iii) as Previously Disclosed.  All personal property which is material to PBB’s business and leased or licensed by PBB is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(w)          Intellectual Property.  Except as Previously Disclosed, PBB owns or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, all of which have been Previously Disclosed by PBB, and PBB has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others.  To the knowledge of PBB, the operation of the business of PBB does not infringe or violate the intellectual property of any third party.  PBB has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(x)            Fiduciary Accounts.  PBB has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws.  Neither PBB nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(y)           Books and Records.  The books, records, systems, data and information of PBB (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of PBB and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PBB (including all means of access thereto and therefrom).

(z)            Insurance.  PBB has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by PBB (“Insurance Policies”).  PBB is insured with reputable insurers against such risks and in such amounts as the management of PBB has reasonably determined to be prudent in accordance with industry practices; all the Insurance Policies are in full force and effect; PBB is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(aa)         Allowance For Loan Losses.  PBB’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with PBB’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and the FDIC Statement of Policy on Allowance for Loan and Lease Losses and is adequate under all such standards.

(bb)         Transactions With Affiliates.  Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of PBB or any Affiliate of PBB, relating to, arising from or affecting PBB, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of PBB, with or without adequate compensation, in any amount whatsoever.

(cc)         Loan Participations.  PBB has Previously Disclosed a list and description of all loan participations entered into between, on the one hand, PBB and any third party which are reflected on the books and records of PBB.  A true and complete copy of each document relating to each loan participation has been delivered to Manhattan.

(dd)         Material Contracts.  Each Material Contract to which PBB or CGBH is a party, or by which it is bound, or to which it is subject, is valid and binding on PBB and CGBH and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of CGBH and PBB, is valid and binding on the other parties thereto.  Neither CGBH or PBB, nor, to the knowledge of CGBH or PBB, any other parties thereto, is in material default under any Material Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their assets, business, or operations may be bound or affected, or under which they or their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(ee)         Material Facts.  No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of PBB to MNHN, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

4.03         Representations and Warranties of MNHN and Manhattan. Subject to Sections 4.01, MNHN and Manhattan hereby represent and warrant to PBB and CGBH as follows:

(a)                                  Organization, Standing and Authority.  MNHN is a California corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Manhattan is duly organized and validly existing as a national banking association under the laws of the United States.  MNHN, Manhattan and each other MNHN Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on MNHN or Manhattan.  Each of MNHN, Manhattan and each other MNHN Subsidiary has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to have such authorizations would not have nor reasonably be expected to have a Material Adverse Effect on MNHN or Manhattan.  The deposit accounts of Manhattan are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and Manhattan has paid all deposit insurance premiums and assessments required by applicable laws and regulations.  The copies of the Manhattan Articles, Manhattan Bylaws, MNHN Articles and MNHN Bylaws which have previously been made available to PBB are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The minute books of MNHN and Manhattan contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of their respective boards of directors), as well as the shareholders of MNHN and Manhattan through the date hereof.

(b)                                 MNHN Capital Stock.  The authorized capital stock of MNHN consists of 30,000,000 shares of MNHN Common Stock, of which 3,987,631 shares were issued and outstanding as of the date hereof, and of 10,000,000 shares of MNHN preferred stock of which no shares of MNHN preferred stock were issued or outstanding.  As of the date hereof, no shares of MNHN Common Stock were held in treasury by MNHN or otherwise directly or indirectly owned by MNHN.  The outstanding shares of MNHN Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of MNHN Common Stock have been issued in violation of the preemptive rights of any Person.  As of the date hereof, MNHN had reserved for future issuance 834,460 shares of MNHN Common Stock under the MNHN Equity Plans for the benefit of employees and directors of MNHN pursuant to which MNHN Equity Awards covering 587,193 shares of MNHN Common Stock are outstanding.  Except as set forth in this Section, there are no shares of MNHN Common Stock reserved for issuance, there are no Rights issued or outstanding with respect to MNHN Common Stock and MNHN does not have any commitment to authorize, issue or sell any MNHN Common Stock or Rights.  No bonds or debentures have been issued by MNHN.  The Disclosure Schedule sets forth with respect to all MNHN Equity Awards outstanding, the name of the holder of each such award, the date of grant of, number of shares represented by, exercise price, vesting schedule and expiration of, each such award.

(c)                                  Manhattan Capital Stock.  The authorized capital stock of Manhattan consists of 10,000,000 shares of Manhattan Common Stock, of which 100 shares were issued and outstanding as of the date hereof.  As of the date hereof, no shares of Manhattan Common Stock were held in treasury by Manhattan or otherwise directly or indirectly owned by Manhattan.  The outstanding shares of Manhattan Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Manhattan Common Stock have been issued in violation of the preemptive rights of any Person.

There are no shares of Manhattan Common Stock reserved for issuance, there are no Rights issued or outstanding with respect to Manhattan Common Stock and Manhattan does not have any commitment to authorize, issue or sell any Manhattan Common Stock or Rights.  No bonds or debentures have been issued by Manhattan.

(d)                                 Subsidiaries.  Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and stock in the FHLB and Federal Reserve Bank of San Francisco, MNHN does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind, except for MNHN Subsidiaries Previously Disclosed.

(e)                                  Corporate Power.  MNHN, Manhattan and each MNHN Subsidiary have the corporate or limited liability company or partnership power and authority to carry on their respective businesses as now being conducted and to own all of their properties and assets; and each have the power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities and approval by the shareholders of Manhattan and MNHN of the Bank Merger.

(f)                                    Corporate Authority.  Subject to the approval of the shareholders of Manhattan and MNHN of the Bank Merger, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of MNHN and Manhattan on or prior to the date hereof.  No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby.  MNHN and Manhattan have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CGBH, Fund Manager and PBB, this Agreement is a valid and legally binding obligation of MNHN and Manhattan, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g)                                 Regulatory Approvals; No Defaults.

(i)                                     No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by MNHN, Manhattan or any other MNHN Subsidiary in connection with the execution, delivery or performance by MNHN or Manhattan of this Agreement or to consummate the transactions contemplated hereby, except as Previously Disclosed and except for filings of applications or notices with, and approvals or waivers by, the DFI and FDIC, in connection with the CGBH Merger, and the OCC in connection with the Bank Merger.  The Federal Reserve Board must also approve the acquisition of additional shares of MNHN by the Fund and Fund Manager in connection with the Bank Merger.

(ii)                                  Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by MNHN and Manhattan, and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of MNHN or Manhattan or any other MNHN Subsidiary, or to which MNHN, Manhattan, or any other MNHN Subsidiary or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Manhattan Articles or the Manhattan Bylaws or comparable charter documents of MNHN or any MNHN Subsidiary or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(h)                                 No Conflict.  The execution and delivery by MNHN and Manhattan of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the Manhattan Articles or Manhattan Bylaws, the comparable charter documents of MNHN or any MNHN Subsidiary, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Entity and receipt of the requisite  shareholder approvals) and (B) except as set forth in Section 4.03(g) of the Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any debt instrument, lease, license, covenant, agreement or understanding to which MNHN or any of its Subsidiaries is a party or by which any of them is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which MNHN or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of MNHN or any of the MNHN Subsidiaries, that could be reasonably expected to have a Material Adverse Effect on MNHN or Manhattan.

(i)                                     Financial Statements; Material Adverse Effect.

(i)                                     MNHN has previously delivered or made available to PBB and Fund Manager accurate and complete copies of the MNHN Financial Statements.  The consolidated statements of financial condition of MNHN as of December 31, 2010 and 2009 and the consolidated statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2010 and 2009 are accompanied by the audit report of Vavrinek, Trine, Day & Co., LLP.  The MNHN Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, the financial condition of MNHN as of the respective dates set forth therein, and the consolidated results of operations, changes in stockholders’ equity and cash flows of MNHN for the respective periods or as of the respective dates set forth therein.

(ii)                                  The MNHN Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.  The audits of MNHN have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii)                                                                               Except as Previously Disclosed, since January 1, 2011, MNHN has not incurred any liability other than in the ordinary course of business consistent with past practice.

(iv)                              Except as Previously Disclosed, since January 1, 2011, (A) MNHN and Manhattan have conducted their businesses in the ordinary and usual course consistent with past practice, (B) MNHN and Manhattan have not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 3.01 hereof between December 31, 2010 and the date hereof, and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to MNHN or Manhattan.

(v)                                 Except as Previously Disclosed, no agreement pursuant to which any loans or other assets have been or shall be sold by MNHN, Manhattan or any other MNHN Subsidiary entitled the buyer of such loans or other assets, to cause MNHN, Manhattan or any other MNHN Subsidiary to repurchase such loan or other asset or the buyer to pursue any other form of recourse against MNHN, Manhattan or any other MNHN Subsidiary.  All cash, stock or other dividends or any other distribution with respect to the capital stock of MNHN that has been declared, set aside or paid since December 31, 2010 has been Previously Disclosed.  Since December 31, 2010, no shares of capital stock of MNHN have been purchased, redeemed or otherwise acquired, directly or indirectly, by MNHN and no agreements have been made by MNHN to do any of the foregoing.

(j)                                     Legal Proceedings.  Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against MNHN, Manhattan or any other MNHN Subsidiary, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to MNHN or Manhattan, and, to the knowledge of MNHN and Manhattan, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding.  None of MNHN or Manhattan, or any of their properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to MNHN or Manhattan.

(k)                                  Regulatory Matters.

(i)                                     MNHN, Manhattan and all other MNHN Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed by them under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and MNHN and Manhattan have previously delivered or made available to PBB accurate and complete copies of all such reports.  Except as Previously Disclosed, in connection with the most recent examination of Manhattan by the appropriate Governmental Authorities, Manhattan was not required to correct or change any action, procedure or proceeding which Manhattan believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Manhattan.

(ii)                                  Neither MNHN, Manhattan nor any other MNHN Subsidiary nor their properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has MNHN, Manhattan nor any other

MNHN Subsidiary adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority.  MNHN, Manhattan and all other Manhattan Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)                               Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2010 or has pending any proceeding, enforcement action or, to the knowledge of MNHN or Manhattan, investigation or inquiry into the business, operations, policies, practices or disclosures of MNHN or Manhattan (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of MNHN, Manhattan or any other MNHN Subsidiary), or, to the knowledge of Manhattan or MNHN, threatened any of the foregoing.

(iv)                              The most recent regulatory rating given to Manhattan as to compliance with the Community Reinvestment Act is “Satisfactory.”  Since the last regulatory examination of Manhattan with respect to Community Reinvestment Act compliance, Manhattan has not received any complaints as to Community Reinvestment Act compliance.

(l)                                     Compliance With Laws.  Except as Previously Disclosed, each of MNHN, Manhattan and each other Manhattan Subsidiary:

(i)                                     is and at all times since December 31, 2010 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)                                  has and at all times since December 31, 2010 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain such item or take such action could not be reasonably expected to have a Material Adverse Effect on MNHN or Manhattan; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of MNHN or Manhattan, no suspension or cancellation of any of them is threatened;

(iii)                               has timely filed all reports and registrations required to be filed with the SEC under the Exchange Act or Securities Act in compliance with the requirements of the SEC;

(iv)                              has not received, since December 31, 2010, any notification or communication from any Governmental Authority (A) asserting that MNHN, Manhattan or any other MNHN Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of MNHN or Manhattan, do any grounds for any of the foregoing exist).

(v)                                 has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, (y) has designed disclosure controls and procedures to ensure that material information is made known to the management of MNHN or Manhattan on no less than a quarterly basis, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls; and

(vi)                              has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.

(m)                               Material Contracts; Defaults.

(i)                                     Except as Previously Disclosed, neither MNHN, Manhattan nor any other MNHN Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants that cannot be terminated at will by MNHN, Manhattan or a MNHN Subsidiary upon thirty (30) days written notice and without a payment in excess of $50,000, (B) which would entitle any present or former director, officer, employee or agent of any such entity to indemnification from any such entity, other than as provided under applicable law or pursuant to bylaw provisions, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of MNHN, Manhattan or any other MNHN Subsidiary, (H) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (J) which provides for the payment by MNHN, Manhattan or any other MNHN Subsidiary of payments upon a change of control thereof, (K) which is a lease for any real or material personal property owned or presently used by MNHN, Manhattan or any other MNHN Subsidiary, (L) which materially restricts the conduct of any business by MNHN, Manhattan or any other MNHN Subsidiary or limits the freedom of MNHN, Manhattan or any other MNHN Subsidiary to engage in any line of business in any geographic area (or would so restrict MNHN, Manhattan or any other MNHN Subsidiary after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires MNHN, Manhattan or any other MNHN Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits MNHN, Manhattan or any other MNHN Subsidiary to do, any of the foregoing (collectively, “Material Contracts”).

(ii)                                  Each Material Contract is valid and binding on MNHN, Manhattan or any other MNHN Subsidiary which is a party to such Material Contract and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of MNHN and Manhattan, is valid and binding on the other parties thereto.  Neither MNHN, Manhattan nor any other MNHN Subsidiary, nor, to the knowledge of MNHN and Manhattan, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by MNHN or Manhattan is currently outstanding.

(iii)                               All outstanding loans from Manhattan to its officers and directors or officers and directors of its Affiliates have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(n)                                 No Brokers.  Other than MNHN’s engagement of Sandler O’Neill & Partners, no action has been taken by MNHN, Manhattan or any other MNHN Subsidiary that would give rise to any valid claim against any party hereto for a brokerage commission, advisory or investment banking fees, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(o)                                 Employee Benefit Plans.

(i)                                     All benefit and compensation plans, agreements, programs, policies and arrangements covering current or former employees of MNHN, Manhattan or any other MNHN Subsidiary (the “MNHN Employees”) and current or former directors or independent contractors of MNHN, Manhattan or any other MNHN Subsidiary including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “MNHN Benefit Plans”), have been Previously Disclosed to PBB.  True and complete copies of (A) all MNHN Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any MNHN Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each MNHN Benefit Plan; (C) for each MNHN Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or prototype plan sponsor IRS opinion letter upon which MNHN, Manhattan or any other MNHN Subsidiary may rely) for each

MNHN Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each MNHN Benefit Plan; (F) the most recent actuarial report, if any relating to each MNHN Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each MNHN Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to PBB.

(ii)                                  Each MNHN Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such MNHN Benefit Plan is maintained.  Each MNHN Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (or may rely upon a prototype plan sponsor IRS opinion letter), and MNHN and Manhattan are not aware of any circumstances likely to result in revocation of any such favorable determination letter (or loss of reliance upon any such prototype plan sponsor IRS opinion letter) or the loss of the qualification of such Pension Plan under Section 401(a) of the Code.  MNHN and Manhattan have not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a MNHN Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such MNHN Benefit Plan.  There is no material pending or, to Manhattan’s knowledge, threatened litigation relating to the MNHN Benefit Plans.  MNHN and Manhattan have not engaged in a transaction with respect to any MNHN Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  There are no matters pending before the IRS, DOL or other governmental agency with respect to any MNHN Benefit Plan.  No MNHN Benefit Plan or related trust is now, or within the past three years has been, the subject of an audit, investigation or examination by a Governmental Authority.

(iii)                               No MNHN Benefit Plan is subject to Title IV of ERISA, and MNHN and Manhattan have not incurred, and do not expect to incur, any liability under Title IV of ERISA with respect to any ongoing, frozen or terminated Pension Plan, currently or formerly maintained by any of them or by any ERISA Affiliate.  MNHN and Manhattan have not incurred, and neither expects to incur, any liability with respect to any multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on obligations of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby.  There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)                              All contributions required to be made under the terms of each MNHN Benefit Plan have been timely made.  No Pension Plan of any ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and neither MNHN, Manhattan nor any ERISA Affiliate has an outstanding funding waiver.  MNHN and Manhattan have not provided, and are not required to provide, security to any Pension Plan, including any Pension Plan of an ERISA Affiliate, pursuant to Section 401(a)(29) of the Code.

(v)                                 MNHN, Manhattan and other MNHN Subsidiaries have no obligations for retiree health and life benefits under any MNHN Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  MNHN and Manhattan may amend or terminate any such MNHN Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder.  No event or condition exists with respect to a MNHN Benefit Plan that could subject MNHN or Manhattan to a material tax under Section 4980B of the Code.

(vi)                              Except as Previously Disclosed, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any MNHN Employee or any current or former director or independent contractor of MNHN, Manhattan or any other MNHN Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the MNHN Benefit Plans, (C) result in any breach or violation of, or a default under, any of the MNHN Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (E) result in any payment or portion of any payment that would not be deductible by MNHN under Section 162(m) of the Code when paid, or (F) require any payment of or relating to any tax obligation of any MNHN Employee or any current or former director or independent contractor of MNHN, Manhattan or any other MNHN Subsidiary.

(vii)                           All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each MNHN Benefit Plan.  All required tax filings with respect to each MNHN Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii)                        No MNHN Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)                                Each MNHN Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies with the documentary requirements of, and has been operated in compliance with, Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(p)                                 Labor Matters.  None of MNHN, Manhattan or any other MNHN Subsidiary is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such entity the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any such entity to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to MNHN’s or Manhattan’s knowledge, threatened, nor is MNHN or Manhattan aware of any activity involving MNHN Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  MNHN, Manhattan and all other MNHN Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(q)                                 Environmental Matters.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on MNHN, Manhattan or any other MNHN Subsidiary, any liability or obligation arising under any Environmental Laws pending or, to the knowledge of MNHN or Manhattan, threatened against MNHN or Manhattan, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on MNHN or Manhattan.  To the knowledge of MNHN and Manhattan, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MNHN or Manhattan.  MNHN, Manhattan and each other MNHN Subsidiary is in compliance in all material respects with applicable Environmental Laws.  To MNHN and Manhattan’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Manhattan, or any property in which Manhattan has held a security interest, Lien or a fiduciary or management role (“Manhattan Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to Manhattan or MNHN.  Manhattan could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Manhattan Loan Property or any property of Manhattan which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to Manhattan or MNHN.  Manhattan has no liability for any Hazardous Substance disposal or contamination on any third party property.  Neither Manhattan nor, to Manhattan’s knowledge, any Person whose liability Manhattan has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.  Manhattan is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.  To Manhattan’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Manhattan, any currently or formerly owned or operated property, any Manhattan Loan Property, or, to Manhattan’s knowledge, any Person whose liability Manhattan has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against Manhattan, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Manhattan Loan

Property or property of Manhattan.  Manhattan has provided to PBB true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Manhattan and any currently or formerly owned or operated property.

(r)                                    Tax Matters.

(i)                                     MNHN, Manhattan and each other MNHN Subsidiary have timely filed all Tax Returns, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities required to have been filed, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii)                                  All Taxes required to be paid or remitted by such entities on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, sufficiently reserved in the MNHN Financial Statements in accordance with GAAP.

(iii)                               MNHN, Manhattan and each other MNHN Subsidiary and their officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv)                              Neither MNHN, Manhattan nor any other MNHN Subsidiary has waived any statute of limitations in respect of their Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)                                 To MNHN’s and Manhattan’s knowledge, MNHN and Manhattan and their Subsidiaries have not engaged in any transaction that would constitute a “tax shelter,” a “reportable transaction” or any transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Sections 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes.

(vi)                              No position has been taken on any Tax Return with respect to the business or operations of MNHN, Manhattan or any other Manhattan Subsidiary for a taxable year or period for which the assessment of any Taxes with respect thereto has not expired, that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of MNHN, Manhattan or any other MNHN Subsidiary.

(vii)                           The unpaid Taxes of MNHN, Manhattan and any other MNHN Subsidiary (a) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on their balance sheets dated September 30, 2011 and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice in filing their Tax Returns.

(viii)        Neither MNHN, Manhattan nor any other MNHN Subsidiary are currently the beneficiary of any extension of time within which to file any Tax Returns.

(ix)           There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of MNHN, Manhattan or any other MNHN Subsidiary.

(x)            No Tax actions by any Governmental Authority are pending or being conducted with respect to MNHN, Manhattan or any other MNHN Subsidiary.

(xi)           Neither MNHN, Manhattan, nor any other MNHN Subsidiary has received from any taxing authority (including jurisdictions in which they have has not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters or (c) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against MNHN, Manhattan or any other MNHN Subsidiary.

(xii)          Except as Previously Disclosed, MNHN, Manhattan and all other MNHN Subsidiaries are not a party to or bound by any tax sharing agreement.

(xiii)         Manhattan and each other MNHN Subsidiary has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is MNHN.

(xiv)        Neither MNHN, Manhattan or any other Manhattan Subsidiary is currently liable, nor does any such entity have any potential liability, for the Taxes of another Person (other than consolidated Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xv)         MNHN and Manhattan have never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xvi)        Neither MNHN, Manhattan or any other MNHN Subsidiary have been or will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvii)       MNHN has not made and will not make any distributions with respect to or in redemption of MNHN capital stock except as contemplated by the CGBH Merger in contemplation of the Bank Merger or during the Pre-Merger Period.  Neither MNHN nor any person related to MNHN within the meaning of Treasury Regulation Sections 1.368-1(e)(4) (a “MNHN Tax Affiliate”) nor any partnership in which MNHN or an MNHN Tax Affiliate is a partner has purchased, redeemed, or otherwise acquired, or made any distributions with respect to, any MNHN capital stock prior to or in contemplation of the Bank Merger, or otherwise, as part of a plan of which the Bank Merger is a part.

(xviii)      Neither MNHN, Manhattan or any other MNHN Subsidiary is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(s)           Risk Management Instruments.  Except for Derivative Contracts entered into by Manhattan or other MNHN Subsidiaries in connection with the hedging of its residential mortgage pipeline and portfolio MNHN, Manhattan and other MNHN Subsidiaries are not parties to, nor have they agreed to enter into, a Derivatives Contract.

(t)            Loans; Nonperforming and Classified Assets.

(i)            Each Loan on the books and records of Manhattan was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Manhattan, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)           Manhattan has Previously Disclosed with respect to itself as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of Manhattan, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Manhattan, or an applicable regulatory authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by Manhattan); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of Manhattan or an Affiliate of Manhattan.

(u)           Properties.  All real property owned or leased by MNHN, Manhattan or any other MNHN Subsidiary and used by it for its branch operations, or otherwise used by it in the conduct of its business or otherwise owned by it, has been Previously Disclosed.  With respect to such real property that is owned, such entity has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to PBB, (iii) survey imperfections set forth in surveys of such properties delivered to PBB or (iv) as Previously Disclosed.  With respect to such real property that is leased, the lessee has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (i)-(iv) hereof), Manhattan has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to PBB, any such lease is in full force and effect and will not lapse or terminate prior to the Effective Time, neither the lessee nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enjoyable obligations of the parties thereto, the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained, and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, the lessee has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that the lessee’s use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided the lessee is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods.  All real and material personal property owned by the lessee or presently used by it in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  MNHN, Manhattan and each other MNHN Subsidiary has good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (i) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent or (iii) as Previously Disclosed.  All personal property which is material to MNHN, Manhattan and each other MNHN Subsidiary’s business and leased or licensed by MNHN, Manhattan and each other MNHN Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(v)           Intellectual Property.  Except as Previously Disclosed, MNHN, Manhattan and each other MNHN Subsidiary owns or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, all of which have been Previously Disclosed by MNHN or Manhattan, and MNHN, Manhattan and each other MNHN Subsidiary has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others.  To the knowledge of MNHN and Manhattan, the operation of the business of MNHN, Manhattan and each other MNHN Subsidiary does not infringe or violate the intellectual property of any third party.  MNHN, Manhattan and each other MNHN Subsidiary has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(w)          Fiduciary Accounts.  Manhattan and each other MNHN Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws.  Neither Manhattan or any other MNHN Subsidiary nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(x)            Books and Records.  The books, records, systems, data and information of MNHN, Manhattan and each other MNHN Subsidiary (i) have been maintained in material compliance with applicable legal and accounting requirements, and such books and records fairly and accurately reflect in all material respects all dealings and transactions and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MNHN, Manhattan and each other MNHN Subsidiary (including all means of access thereto and therefrom).

(y)           Insurance.  MNHN and Manhattan have Previously Disclosed all Insurance Policies currently maintained by MNHN, Manhattan and any other MNHN Subsidiary.  MNHN, Manhattan and any other MNHN Subsidiary is insured with reputable insurers against such risks and in such amounts as the management of MNHN has reasonably determined to be prudent in accordance with industry practices; all the Insurance Policies are in full force and effect; MNHN, Manhattan and any other MNHN Subsidiary is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(z)            Allowance For Loan Losses.  Manhattan’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with Manhattan’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and the OCC Statement of Policy on Allowance for Loan and Lease Losses and is adequate under all such standards.

(aa)         Transactions With Affiliates.  Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of MNHN or Manhattan or any Affiliate of MNHN, Manhattan and any other MNHN Subsidiary, relating to, arising from or affecting MNHN or Manhattan, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of MNHN or Manhattan, with or without adequate compensation, in any amount whatsoever.

(bb)         Loan Participations.  Manhattan has Previously Disclosed a list and description of all loan participations entered into between, on the one hand, Manhattan and any third party which are reflected on the books and records of Manhattan.  A true and complete copy of each document relating to each loan participation has been delivered to PBB.

(cc)         Material Contracts.  Each Material Contract to which MNHN, Manhattan and any other MNHN Subsidiary is a party, or by which it is bound, or to which it is subject, is valid and binding on MNHN and Manhattan and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of MNHN and Manhattan, is valid and binding on the other parties thereto.  Neither MNHN, Manhattan nor any other MNHN Subsidiary, nor, to the knowledge of such entity, any other parties thereto, is in material default under any Material Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their assets, business, or operations may be bound or affected, or under which they or their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(dd)         Material Facts.  No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of MNHN or Manhattan to PBB, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(ee)         MNHN Common Stock.  MNHN Common Stock is registered with the SEC under Section 12(g) of the Securities and Exchange Act of 1934, as amended.  MNHN Common Stock is traded over the counter on the OTCBB quotation service.

ARTICLE V

COVENANTS

5.01         Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.  Without limiting the generality of the foregoing, CGBH and PBB agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable law, so as to permit the consummation of the CGBH Merger as promptly as practicable.

5.02         Regulatory Filings.  (a)   Subject to the other provisions of this Agreement, the Parties shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, including the CGBH Merger; and any initial filings with Governmental Authorities shall be made by the Party responsible therefor as soon as reasonably practicable after the execution hereof, and, assuming all requested documents, financial information and other information requested by such Party have been provided by the other Parties in a timely manner.

(b)        Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

5.03         Press Releases.   The Parties shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

5.04         Access; Information.  (a)   Upon reasonable notice from a party hereto and subject to applicable laws relating to the exchange of information, each other party (other than Fund Manager) shall afford the requesting party and such party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors and to such other information as may reasonably request and, during such period, each party shall furnish to the other all information concerning the business, properties and personnel as may be reasonably requested.

(b)        PBB shall cooperate, and use its commercially reasonable best efforts to cause its independent auditor to cooperate, at PBB’s expense, with MNHN and its independent auditor in order to enable MNHN and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for PBB that may be required by MNHN in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, PBB agrees that it will: (i) consent to the use or incorporation of such audited and/or reviewed financial statements in any proxy statement, prospectus or notice, periodic report or other document that it is required to be delivered to shareholders of MNHN or filed by MNHN or any of its Subsidiaries or Affiliates and (ii) execute and deliver, and cause its officers to execute and deliver (including former officers of PBB after the Closing), such “representation” letters as are customarily delivered in connection with audits and as PBB and/or MNHN’s independent accountants may respectively reasonably request under the circumstances.

(c)         All information furnished pursuant to this Section 5.04 shall be subject to the provisions of the Confidentiality Agreement, dated as of August 26, 2011, between Fund Manager, MNHN and PBB (the “Confidentiality Agreement”).

(d)        No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

5.05         Acquisition Proposals.  MNHN agrees that it shall, and shall cause its respective Affiliates (other than Fund Manager), directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any written or oral discussions, negotiations or communication with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and at the request of PBB, will enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of MNHN or any Affiliate thereunder.  From the date of this Agreement through the Effective Time, MNHN shall not, and shall cause its directors, officers or employees or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than PBB or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that in the event that (A) MNHN shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (B) the Board of Directors of MNHN determines in good faith that, after receipt of advice of outside counsel, that the failure of MNHN to participate in discussions or negotiations with, or provide information to, the party making the Superior Proposal, would be in violation of its fiduciary duties under applicable law, and (C) MNHN gives notice to PBB of its intention to do so, MNHN may provide information to the party making the Superior Proposal pursuant to a confidentiality agreement equivalent to the Confidentiality Agreement and participate in discussions respecting the Superior Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (x) direct or indirect acquisition or purchase of any material assets or deposits (as applicable) of MNHN or Manhattan, (y) direct or indirect acquisition or purchase of 20% or more of any class of Equity Securities of MNHN or Manhattan, or (z) merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction involving MNHN or Manhattan, other than the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge and agree that any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (i) direct or indirect acquisition or purchase of any material assets of Manhattan Capital Markets LLC or any Subsidiary of Manhattan Capital Markets LLC, (ii) direct or indirect acquisition or purchase of 20% or more of any class of Equity Securities of Manhattan Capital Markets LLC or any Subsidiary of Manhattan Capital Markets LLC, or (iii) merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction involving Manhattan Capital Markets LLC or any Subsidiary of Manhattan Capital Markets LLC (each such transaction, an “MCM Extraordinary Transaction”) shall not be deemed an Acquisition Proposal, and that nothing in this Agreement shall be construed to limit the ability of Manhattan Capital Markets LLC and its Subsidiaries to pursue and consummate an MCM Extraordinary Transaction as long as it does not involve any other MNHN Subsidiary other than Manhattan Capital Markets, LLC and its Subsidiaries, or have a Material Adverse Effect on MNHN, Manhattan or Manhattan’s mortgage origination business.  MNHN agrees that any violation of this Section 5.05 by any Representative of MNHN, Manhattan or any other MNHN Subsidiary, shall be deemed a breach of this Section 5.05 by MNHN.

5.06         SEC Filings.

(a)         MNHN and PBB shall as promptly as practicable prepare and file with the SEC a joint proxy statement/prospectus relating to the MNHN Shareholders Meeting and PBB Shareholders Meeting (the “Proxy Statement”). MNHN shall as promptly as practicable prepare, and MNHN shall file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and MNHN and PBB shall each use their reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing.  The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the MNHN Board Recommendation expressly permitted by Section 5.06(b), include the MNHN Board Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Bank Merger.  If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to PBB, MNHN or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and MNHN and PBB shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of MNHN.  Without limiting the foregoing, MNHN shall make all necessary filings with respect to the Bank Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Proxy Statement and the Form S 4).

(b)        The board of directors of MNHN shall (i) promptly call and hold a meeting of the MNHN shareholders to obtain the Requisite Shareholder Approval, on the earliest practicable date (the “MNHN Shareholders Meeting”), (ii) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “MNHN Board Recommendation”), (iii) include the MNHN Board Recommendation in the Proxy Statement and (iv) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal, except as otherwise permitted herein.  MNHN Board may not withdraw, adversely alter or modify the MNHN Board Recommendation except in connection with a Superior Proposal.  The Board of Directors of PBB shall promptly call and hold a meeting of the PBB shareholders to obtain approval of the Agreement, the CGBH Merger and Bank Merger by a majority of the outstanding shares of PBB Common Stock (the “PBB Shareholders Meeting”).

(c)         To the extent either party’s shareholders include any Benefit Plan or trust maintained in connection therewith, the Board of Directors of such party shall cause the administrator or other applicable fiduciary for such Benefit Plan to adopt or maintain procedures for the voting of such party’s common stock held by the Benefit Plan or its trust which are consistent with applicable fiduciary responsibilities and otherwise reasonably satisfactory.  Except with the prior approval of the other party hereto, neither MNHN nor PBB nor any member of their respective Boards of Directors shall, at the meeting of their respective shareholders, submit any other matters for approval of its shareholders.

(d)        Fund Manager agrees to vote all shares of PBB that the Fund receives in the CGBH Merger and all shares of MNHN Common Stock owned or controlled by the Fund in favor of the Bank Merger and shall cause all actions required under the PBB Articles of Incorporation and Bylaws to provide for PBB’s approval of the Bank Merger to be taken, unless this Agreement is terminated as otherwise provided herein or MNHN or Manhattan is in breach of any of its covenants, obligations or agreements hereunder.

5.07         Notification of Certain Matters.  Each party hereto shall give prompt notice to the other party of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to such party, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) may reasonably be anticipated to lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

5.08         Consents.  PBB shall use its commercially reasonable efforts to obtain and deliver to Manhattan at the Closing the waiver, approval and/or consents to assignment for all leases and other Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”).  Any fees and charges or other consideration, however designated, that are payable in connection with any Consent are collectively referred to as “Consent Fees.”

5.09         Antitakeover Statutes.  Each of MNHN, Manhattan, CGBH, PBB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

5.10         No Acceleration of Stock Options.  Without the prior consent of Manhattan, PBB shall not seek to accelerate the vesting of any grants under the PBB Equity Awards or the PBB Equity Plans that do not currently accelerate by their own terms in connection with the CGBH Merger or the Bank Merger, and shall take any actions that may be specified under the terms of the PBB Equity Awards or the PBB Equity Plans for preventing such acceleration.  Without the prior approval of PBB, MNHN shall not seek to accelerate the vesting of any grants under any MNHN Equity Plans that do not currently accelerate by their own terms in connection with the Bank Merger, and shall take any actions that may be specified under the terms of the MNHN Equity Awards or the MNHN Equity Plans for preventing such acceleration.

5.11         Employee Matters.  At the Effective Time all persons then employed by PBB shall become employees of Manhattan and shall be subject to the provisions of this Section 5.11:

(a)         Following the Effective Time, Manhattan shall provide or make available to the Employees of PBB participation in employee benefit plans, on the same terms available to similarly situated employees of Manhattan, to the extent and in a manner consistent with Manhattan benefit plans (i) with full credit for purposes of eligibility and vesting for prior service to the extent it would have been credited by PBB for purposes of eligibility and vesting and (ii) without any waiting periods that would have been satisfied by counting service with PBB, and without any evidence of insurability or application of any pre-existing condition limitations that would not apply if the employee’s service and insurance coverage with PBB had been with Manhattan and under health plans of Manhattan.  For purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses under the health plans of Manhattan after the Effective Time, Manhattan will cause all such health plans to credit eligible expenses incurred by the employees of PBB and their beneficiaries under similar plans of PBB, in which such expenses apply, during the portion of the applicable Manhattan health plan’s benefit year in which the Effective Time occurs.

(b)        PBB shall continue to make normal accruals, on its books for customary bonus payments to PBB officers and employees and to pay such bonuses, not to exceed the amount of accruals, in accordance with past practices.  In the event that any customary bonus payments to PBB officers and employees would have been paid following the Effective Time, then Manhattan shall make such payments to the extent of the accruals at the time, in the manner and subject to the practices and limitations that normally would have existed but for the Bank Merger.

(c)         The Parties intend that the 401K plans of PBB and Manhattan will be consolidated as determined by PBB and Manhattan in connection with the Closing.

(d)        Nothing contained in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of any of the parties to this Agreement or any of their respective Affiliates to amend, terminate or modify any PBB Benefit Plan, MNHN Benefit Plan, or any other employee benefit plan or compensation or benefit arrangement, plan or program, (ii) be treated as an amendment or other modification of any PBB Benefit Plan, MNHN Benefit Plan, or any other employee benefit plan or compensation or benefit arrangement, plan or program, or (iii) obligate any of the parties to this Agreement or any of their respective Affiliates to adopt or maintain any employee benefit plan or other compensatory or benefits arrangement at any time; and nothing contained in this Section 5.11, express or implied, shall create or be construed to create any third-party beneficiary rights in any current or former employee, officer, director, independent contractor or other service provider of any of the parties to this Agreement or any of their respective Affiliates, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service, resumed service, compensation, benefits or otherwise.

5.12         Indemnification and Insurance.  (a)   Following the Effective Time, MNHN and Manhattan will jointly and severally indemnify and hold harmless each present and former director, officer, employee and agent of CGBH or PBB against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring prior to the Effective Time to the fullest extent that PBB would have been permitted under California law and its Articles of Incorporation and Bylaws and any indemnification agreements entered into by PBB with such persons to indemnify such person.  In connection with any obligation to indemnify hereunder, MNHN and Manhattan shall also advance expenses as incurred to the fullest extent that PBB would have been permitted or required under California law and its Articles of Incorporation and Bylaws and such indemnification agreements, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)        PBB shall purchase extended reporting period coverage for PBB’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time and the costs of such insurance shall constitute Transaction Expenses.

(c)         The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the officers, directors, employees and agents of CGBH and PBB and its Subsidiaries, their heirs and their representatives.

5.13         Severance Payment Policy.  Manhattan and PBB shall cooperate and use their respective reasonable best efforts to agree to an appropriate severance and compensation policy in light of any reduction in force in connection with the Bank Merger.

5.14         Rights Offering.  Not later than the latter of 60 days following the closing of the Bank Merger and 30 days after the receipt of audited financial statements for MNHN for the year ending December 31, 2011, MNHN shall file a registration statement with the SEC in connection with a rights offering open to all MNHN shareholders, excluding the Fund but including all other former PBB shareholders, pursuant to which MNHN will seek to raise up to $10,000,000 from the sale of shares of MNHN Common Stock at a per share price equivalent to the Book Value Per Share of MNHN Common Stock as of the end of the month preceding the month in which the registration statement becomes effective.

5.15         The Credit Agreement.  The Credit Agreement shall not be amended or modified, and no material provision thereof waived, without the prior written consent of PBB.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.01         Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby.  The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a)         Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(b)        No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)         Corporate Approvals.  This Agreement, the Bank Merger Agreement, and the transactions contemplated therein shall have been duly approved by (i) the Board of Directors of PBB, (ii) the affirmative vote of the holders of a majority of the outstanding shares of PBB Common Stock; (iii) the Boards of Directors of MNHN and Manhattan; and (iv) the affirmative vote of the holders of a majority of the outstanding shares of MNHN Common Stock at the meeting of shareholders duly called and held after distributing its Proxy Statement to all shareholders entitled to vote at such meeting.

(d)        CGBH Merger.  The CGBH Merger shall have been completed.

6.02         Conditions to Obligations of CGBH, PBB and Fund Manager.  The obligations of CGBH and Fund Manager and PBB to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by PBB prior to the Closing Date of each of the following conditions:

(a)         Representations and Warranties.  (i) Each of the representations and warranties of MNHN and Manhattan set forth in Section 4.03(a) and (b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of MNHN and Manhattan set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to MNHN or Manhattan.

(b)        No Material Adverse Effect.  There shall have been no Material Adverse Effect with respect to MNHN and its Subsidiaries, taken as a whole, after the date of this Agreement.

(c)         Performance of Obligations of MNHN and Manhattan.  MNHN and Manhattan shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and PBB shall have received a certificate, dated the Closing Date, signed on behalf of MNHN and Manhattan by the Chief Executive Officer and the Chief Financial Officer of MNHN and Manhattan to such effect.

(d)        Fairness Opinion.  PBB shall have received the written opinion of a nationally recognized investment banking firm at the time of execution of this Agreement stating the Exchange Ratio is fair to its shareholders from a financial point of view.

(e)         Other Actions.  MNHN and Manhattan shall have furnished PBB with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as PBB may reasonably request.

6.03         Conditions to Obligation of MNHN and Manhattan.     The obligations of MNHN and Manhattan to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by Manhattan prior to the Closing Date of each of the following conditions:

(a)         Representations and Warranties.  (i) Each of the representations and warranties of PBB and CGBH set forth in Sections 4.02(a) and (b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of PBB and CGBH set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to

“materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to PBB or CGBH.

(b)        No Material Adverse Effect.  There shall have been no Material Adverse Effect with respect to PBB and CGBH, taken as a whole, after the date of this Agreement.

(c)         Performance of Obligations of PBB and CGBH.  PBB and CGBH shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MNHN and Manhattan shall have received a certificate, dated the Closing Date, signed on behalf of PBB and CGBH by the Chief Executive Officer and the Chief Financial Officer of PBB and CGBH to such effect.

(d)        Fairness Opinion.  MNHN shall have received the written opinion of a nationally recognized investment banking firm at the time of execution of this Agreement stating that the Exchange Ratio of the Bank Merger is fair to its shareholders from a financial point of view.

(e)         FIRPTA Certificate.  PBB shall have delivered to MNHN a properly executed statement from PBB that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to MNHN.

(f)         Other Actions.  PBB and CGBH shall have furnished MNHN with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as MNHN may reasonably request.

ARTICLE VII

TERMINATION

7.01         Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)         Mutual Consent.  By the mutual consent in writing of Manhattan and PBB.

(b)        Breach.  Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by MNHN or Manhattan, on the one hand, or PBB, on the other hand, in the event of a breach by the other Party or Parties of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within the shorter to occur of: (A) September 30, 2012 or (B) ten (10) days after the giving of written notice to the breaching party or parties of such breach, and (ii) would entitle the non-breaching party or parties not to consummate the transactions contemplated hereby under Section 6.02(a), (b) or (c) or 6.03(a), (b) or (c), as the case may be.

(c)         Delay.  By MNHN or Manhattan, on the one hand, or PBB, on the other hand, in the event that the transactions contemplated hereby are not consummated by June 30, 2012, except to the extent that the failure of the transactions contemplated hereby then to be consummated by such date results from the breach by the party or parties seeking to terminate pursuant to this Section 7.01(c) of any representation, warranty, covenant or agreement of such party or parties set forth in this Agreement; provided, however, if the parties have used their respective reasonable best efforts in seeking approvals of Governmental Authorities, such date shall be automatically extended to a date not later than September 30, 2012 if the reason that the transactions contemplated hereby have not been consummated results from the delay or failure of any Governmental Authority to provide approvals, permits, registrations or other governmental consents required to consummate the transactions contemplated hereby.

(d)        No Regulatory Approval.  By MNHN or Manhattan, on the one hand, or PBB, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 7.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(e)         Burdensome Condition.  By MNHN, Manhattan, PBB or Fund Manager, if any regulatory approvals required to consummate the transactions contemplated hereby contain any conditions, restrictions or requirements which the Board of Directors of MHNH, Manhattan or PBB, as the case may be, or the manager or managing member of Fund Manager, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that such party would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(f)         Superior Proposal.

(i)            By MNHN if (i) MNHN or Manhattan is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of MNHN authorizes MNHN prior to receipt of the Requisite Shareholder Approval, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and MNHN delivers to PBB and Fund Manager written notice to that effect, setting forth the material terms and conditions of the Superior Proposal, indicating that it intends to enter into such an agreement and (iii) PBB does not make, within ten Business Days of receipt of such notice, a proposal or offer that the Board of Directors of MNHN concludes in good faith (after consultation with MNHN’s financial advisor) is no less favorable, from a financial point of view, to the shareholders of MNHN as the Superior Proposal; provided, however, that such termination shall not be effective until MNHN has made payment to PBB of the amount required to be paid pursuant to Section 7.02(d).  A “Superior Proposal” means a written bona fide offer made by a third party prior to receipt of the Requisite Shareholder Approval to consummate an Acquisition Proposal that the Board of Directors of MNHN determines, in its good faith judgment (after consultation with MNHN’s financial advisor), (i) to be more favorable to MNHN shareholders from a financial point of view than the transactions contemplated hereby, (ii) to be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, and (iii) involves the acquisition of all of the shares of MNHN Common Stock.

(ii)           By PBB or Fund Manager, if a Superior Proposal is made by a third party after the date hereof.

(g)        In the event a party elects to effect any termination pursuant to Section 7.01(b) through 7.01(f) above, it shall give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors or, in the case of the Fund Manager, its manager or managing member.

7.02         Liabilities and Remedies; Liquidated Damages.

(a)         In the event of a material breach by any Party of any of its covenants or agreements contained herein, any other Party shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching Party.  Each Party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Bank Merger.  To this end, each Party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

(b)        In the event that MNHN terminates this Agreement pursuant to Section 7.01(f), then, upon termination of this Agreement, MNHN shall pay PBB in immediately available funds $300,000 (the “Termination Fee”) as agreed upon liquidated damages as the sole and exclusive remedy of PBB and Fund Manager under this Agreement.  In order to obtain the benefit of liquidated damages provided in this Section 7.02(b), PBB and Fund Manager shall be required to execute a waiver of their rights under Section 7.02(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.02(a) above.

(c)         In the event that (i) an Acquisition Proposal is made to MNHN or any Person shall have publicly announced an intention to make an Acquisition Proposal between the date hereof and the time of the MNHN Shareholders’ Meeting; (ii) the Requisite Shareholder Approval was not obtained and PBB was not, as of the date of such action, in material breach of this Agreement; (iii) Fund Manager voted all shares of MNHN Common Stock owned or controlled by the Fund in favor of the Bank Merger and other transactions contemplated by this Agreement; and (iv) a definitive agreement relating to a Control Transaction is executed by MNHN, or a Control Transaction is consummated, in either case within 12 months after the termination of this Agreement, then upon the consummation of such Control Transaction or the execution of a definitive agreement with respect thereto, MNHN shall pay PBB in immediately available funds the Termination Fee as an agreed upon liquidated damages as the sole and exclusive remedy of PBB.  There shall be no duplication of remedy under this Section 7.02(c) and 7.02(b).  In order to obtain the benefit of the liquidated damages provided in this Section 7.02(c), PBB and Fund Manager shall be required to execute a waiver of their rights under Section 7.02(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.02(a) above.

(d)        In the event that (i) the Board of Directors of MNHN fails to recommend adoption of this Agreement to MNHN shareholders or adversely alters or modifies the MNHN Board Recommendation, and (ii) the Requisite Shareholder Approval is not obtained, and (A) PBB is not, as of the date of such event, in material breach of this Agreement, (B) Fund Manager shall have voted all shares of MNHN Common Stock owned or controlled by the Fund in favor of the Bank Merger and other transactions contemplated by this Agreement; and (C) the conditions in Section 6.03(a), (b) and (c) have otherwise been satisfied, then, within two Business Days of termination of this Agreement MNHN shall pay PBB in immediately available funds the Termination Fee as agreed upon liquidated damages as the sole and exclusive remedy of PBB under this Agreement.  In order to obtain the benefit of liquidated damages provided in this Section 7.02(d), PBB shall be required to execute a waiver of their rights under Section 7.02(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.02(a) hereof

(e)         In the event that the Termination Fee is payable under this Section 7.02, MNHN and Manhattan shall also reimburse PBB, CGBH and Fund Manager for all of their out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated herein, including fees of accountants, financial advisors and attorneys and costs otherwise allocated to such Parties under Section 8.05, but not to exceed $450,000.

(f)         With respect to the liquidated damages provided in this Section, the parties hereto agree that it would be impracticable or extremely difficult to fix actual damages.

ARTICLE VIII

MISCELLANEOUS

8.01         Survival.  No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.04(c) and 7.02 and, excepting Section 8.12 hereof, this Article VIII, which shall survive such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

8.02         Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

8.03         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

8.04         Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (without giving effect to choice of law principles thereof).

8.05         Expenses.  Each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit any Party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

8.06         Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to MNHN and Manhattan:

Manhattan Bancorp

2141 Rosecrans Avenue, Suite 1160

El Segundo, CA 90425

Attention:  Terry Robinson

Fax:  (310) 606-8090

With a copy to:

Manatt, Phelps & Phillips

695 Town Center Drive

14th Floor

Costa Mesa, CA 92626

Attention:  Joshua A. Dean, Esq.

Fax:  (714) 371-2574

If to PBB to:

Professional Business Bank

2700 East Foothill Boulevard

Suite 200

Pasadena, California 91107

Attention:  Mary Lynn Lenz

Fax:  (626) 683-9199

If to Fund Manager to:

Carpenter Fund Manager G.P., LLC

5 Park Plaza, Suite 950

Irvine, CA 92614

Attention: Robert Sjogren, General Counsel

Fax: (949) 261-0880

In the case of any notice to PBB or Carpenter, with a copy to:

King, Holmes, Paterno & Berliner
1900 Avenue of The Stars, 25th Floor
Los Angeles, CA 90067
Attention: Keith T. Holmes Esq.
Fax: (310) 282-8903

8.07         Entire Understanding; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously herewith or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on any oral statements of the other parties or its representatives.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.08         Severability.  Except to the extent that application of this Section 8.08 would have a Material Adverse Effect on a party hereto, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.09         Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

8.10         Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

8.11         Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12         Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, MNHN, Manhattan and PBB may at any time modify the structure of the merger set forth herein, including to provide for a merger of Manhattan with and into PBB, provided that (i) the Per Share Merger Consideration to be paid to the holder of PBB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MANHATTAN BANCORP

By:	/s/ Terry L. Robinson
Name:	Terry L. Robinson
Title:	President & Chief Executive Officer

BANK OF MANHATTAN, N.A.

By:	/s/ Terry L. Robinson
Name:	Terry L. Robinson
Title:	President & Chief Executive Officer

CGB HOLDINGS, INC.

By:	/s/ James B. Jones
Name:	James B. Jones
Title:	Chief Executive Officer

PROFESSIONAL BUSINESS BANK

By:	/s/ Mary Lynn D. Lenz
Name:	Mary Lynn D. Lenz
Title:	Chief Executive Officer

CARPENTER FUND MANAGER, GP, LLC

By:	/s/ John D. Flemming
Name:	John D. Flemming
Title:	Managing Member

Exhibit A

CGBH Merger Agreement

AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of              , 201    (this “Merger Agreement”), is made and entered into by and between Professional Business Bank, a California banking corporation (the “Surviving Corporation”), and CGB Holdings, Inc., a Delaware corporation (the “Disappearing Corporation”).

A.            The Boards of Directors of Surviving Corporation and Disappearing Corporation have approved, and deem it advisable and in the best interests of Surviving Corporation, Disappearing Corporation and their respective shareholders, that Surviving Corporation and Disappearing Corporation consummate the business transaction provided for herein in which Disappearing Corporation would merge with and into Surviving Corporation (the “Merger”).

B.            Surviving Corporation, Disappearing Corporation and certain other parties have entered into an Agreement and Plan of Merger and Reorganization, dated as of November    , 2011 (the “Plan of Merger”), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Merger Agreement and the Plan of Merger, the parties to this Merger Agreement hereby agree that Disappearing Corporation shall be merged with and into Surviving Corporation in accordance with the provisions of the laws of the State of California and upon the terms and subject to the conditions set forth as follows:

1.             The Merger.

(a)           Effective Time.  The Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law (the “CGCL”), and the Merger shall become effective on the date and time (the “Effective Time”) a copy of this Merger Agreement is filed with the Secretary of State of the State of California.

(b)           Effect of the Merger.  At the Effective Time, Disappearing Corporation shall be merged with and into Surviving Corporation and the separate corporate existence of Disappearing Corporation shall cease.  Surviving Corporation shall be the surviving corporation in the Merger.  At such time, without other transfer, all the property, rights, privileges, powers and franchises of Disappearing Corporation shall vest in Surviving Corporation, all debts, liabilities, obligations, restrictions, disabilities and duties of Disappearing Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation.  The separate existence of the Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c)           Name.  The name of the Surviving Corporation shall be “Professional Business Bank.”

2.             Corporate Governance.

(a)           Articles of Incorporation; Bylaws.  From and after the Effective Time and until thereafter amended in accordance with applicable law, (i) the articles of incorporation of Surviving Corporation as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and (ii) the Bylaws of Surviving Corporation as in effect immediately prior to the Effective Time shall be and continue to be the Bylaws of the Surviving Corporation.

(b)           Board of Directors.  The directors and officers of the Surviving Corporation at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

3.             Effect of Merger on Outstanding Shares.

(a)           Shares of Disappearing Corporation.  At the Effective Time, by virtue of the Merger, and without any action on the part of shareholders of the common stock of Disappearing Corporation, each share of Disappearing Corporation common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

(b)           Shares of Surviving Corporation.  All shares of the Surviving Corporation’s common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, other than shares of the Surviving Corporation’s common stock owned by Disappearing Corporation, which shall be cancelled.

4.             General Provisions.

(a)           Termination and Agreement.  The obligations of the parties to effect the Merger shall be subject to all the terms and conditions contained in the Plan of Merger. Notwithstanding shareholder approval of this Merger Agreement and the Plan of Merger, this Merger Agreement shall terminate forthwith in the event that the Plan of Merger shall be terminated as therein provided prior to the Effective Time.

(b)           Amendment. This Merger Agreement may be amended by Surviving Corporation and Disappearing Corporation at any time prior to the Effective Time.  This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(c)           Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this

2

Merger Agreement may not be assigned by any party hereto without the written consent of the other.

(d)           Governing Law. This Merger Agreement has been executed in the state of California, and the laws of the state of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

(e)           Further Actions.  The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of the Disappearing Corporation’s property, rights, privileges, powers and franchises hereunder, and otherwise carry out the intent and purposes of this Merger Agreement.

(f)            Counterparts. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally blank.]

3

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

SURVIVING CORPORATION:	PROFESSIONAL BUSINESS BANK

By:
Name:
Title:

By:
Name:
Title:

DISAPPEARING CORPORATION:	CGB HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Agreement of Merger]

Exhibit B

Bank Merger Agreement

BANK MERGER AGREEMENT

This BANK MERGER AGREEMENT (this “Merger Agreement”) is entered into as of                   , by and between Bank of Manhattan, NA (“Manhattan”), a national banking association, and Professional Business Bank (“PBB”), a California state chartered bank, as follows:

Section 1.              Outstanding Shares.

(a)           Manhattan is a national banking association primarily regulated by the Office of the Comptroller of the Currency.  Manhattan has 10,000,000 authorized shares of $5 par value common stock of which              shares are outstanding.  Manhattan has no outstanding shares of preferred stock or warrants.  All of the issued and outstanding shares of Manhattan are owned by its parent, Manhattan Bancorp (“MNHN”), a California corporation registered as a bank holding company.

(b)           PBB is a California banking corporation primarily regulated by the California Department of Financial Institutions.  PBB has 20,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which                               shares of common stock and no shares of preferred stock are outstanding.

Section 2.              The Merger.

PBB shall be merged into Manhattan (the “Merger”).  Manhattan shall be the surviving bank (the “Surviving Bank”).

Section 3.              Stock.

The Merger will become effective at                  a.m. Pacific Time on                   (the “Effective Time”).  At the Effective Time, each outstanding share of PBB common stock shall be converted into the right to receive                   shares of MNHN common stock, in accordance with Article II of the Agreement and Plan of Merger and Reorganization, by and among MNHN, Manhattan, CGB Holdings, Inc., PBB and Carpenter Fund Manager GP, LLC, dated as of November       , 2011 (the “Plan of Merger”).  At the Effective Time, each option or restricted stock grant for shares of PBB common stock that is outstanding immediately prior to the Effective Time shall be converted into an equivalent grant for shares of MNHN common stock in accordance with the exchange ratio set forth above, with a corresponding adjustment in the exercise price of each such option.  The Merger shall have no effect on the shares of Manhattan.

Section 4.              Articles of Association and Bylaws.

(a)           The Articles of Association of Manhattan, as they exist at the Effective Time, shall be the Articles of Association of the Surviving Bank until the same are amended.

(b)           The Bylaws of Manhattan, as they exist at the Effective Time, shall be the Bylaws of the Surviving Bank until the same are amended.

Section 5.              Effect of Merger.

The effect of the Merger is as prescribed by law.  All assets of PBB, as they exist at the Effective Time, shall pass to and vest in Manhattan without any conveyance or other transfer.  Manhattan shall be responsible for all of the liabilities of every kind and description of PBB existing as of the Effective Time.

Section 6.              Officers and Directors.

The officers and directors of Manhattan holding office at the Effective Time shall be the officers and directors of the Surviving Bank until removed as provided by law or until the election of their respective successors

.

Section 7.              Acts of Merging Corporation.

PBB, as the merging corporation, shall from time to time, as and when requested by the Surviving Bank, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out the Merger.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties have executed this Merger Agreement.

BANK OF MANHATTAN, NA

By:
Name:
Title:

By:
Name:
Title:

PROFESSIONAL BUSINESS BANK

By:
Name:
Title:

By:
Name:
Title:

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STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                       , before me,                               , a Notary Public in and for said County and State, personally appeared                                 and                               , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) (is/are) subscribed to the within instrument, and acknowledged to me that (he/she/they) executed the same in (his/her/their) authorized capacity(ies), and that by (his/her/their) signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary

[SEAL]

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                                   , before me,                                  , a Notary Public in and for said County and State, personally appeared                                   and                                  , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) (is/are) subscribed to the within instrument, and acknowledged to me that (he/she/they) executed the same in (his/her/their) authorized capacity(ies), and that by (his/her/their) signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary

[SEAL]

4

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

                             and                             certify that:

1.                                       They are the [Title] and the [Title], respectively of BANK OF MANHATTAN, NA, a national banking association (“Manhattan”).

2.                                       The Bank Merger Agreement in the form attached was duly approved by at least a majority of the Board of Directors of the association and by the shareholder of Manhattan.

3.                                       There is only one class of outstanding shares.  The total number of outstanding shares entitled to vote on the Bank Merger Agreement was                 .

4.                                       The principal terms of the Bank Merger Agreement were approved by the unanimous vote of Manhattan’s shareholder, which equaled or exceeded the vote required.  The percentage vote required was more than 66 2/3%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated this          day of                   at                     , California.

Name:
Title:

Name:
Title:

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

                      and                      certify that:

1.                                       They are the [Title] and [Title], respectively, of PROFESSIONAL BUSINESS BANK, a California banking corporation (“PBB”).

2.                                       The Bank Merger Agreement in the form attached was duly approved by at least a majority of the Board of Directors and by the shareholders of PBB.

3.                                       There is only one class of outstanding shares of PBB.  The total number of shares entitled to vote on the Merger was [                          ].

4.                                       The principal terms of the Bank Merger Agreement were approved by the vote of PBB’s shareholders which equaled or exceeded the vote required.  The percentage vote required was more than 66 2/3%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated this              day of                          at                       , California.

Name:
Title:

Name:
Title: